INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC. REPORTS RECORD EARNINGS FOR FIRST QUARTER 2007

Financial Highlights

  Net income up 34.4% to $16.7 million
  Diluted earnings per share of $0.42
  Average daily trading volume up 16.3% to 2.8 million equity and index options contracts
  Revenues up 17.7% to $55.9 million and gross margin up 21.2% to $50.4 million for the options exchange
  Pre-tax margin of 58.6% for the options exchange

NEW YORK, April 25, 2007 - The International Securities Exchange Holdings, Inc. (NYSE:ISE) today reported that net income for the quarter ended March 31, 2007 increased 34.4% to $16.7 million, or $0.42 per share on a fully diluted basis. This compares to $12.4 million, or $0.32 per share on a fully diluted basis, in the same period in 2006.

Total consolidated revenues for the quarter increased 18.6% to $56.4 million from $47.5 million in the prior year. Gross margin, or total revenues less cost of revenues, increased 21.5% to $50.5 million from $41.6 million in the first quarter of 2006. Included in our consolidated results are the revenues and expenses from the ISE Stock Exchange, our stock exchange business segment.

Total revenues for the quarter from our options exchange business segment increased 17.7% to $55.9 million. Gross margin, or total revenues less cost of revenues, increased 21.2% to $50.4 million. The average daily volume of equity and index options contracts traded increased 16.3% to 2.8 million contracts. Our stock exchange business segment recorded gross margin of $0.4 million, interest income of $0.5 million, total expenses of $3.9 million and minority interest of $3.0 million. Our stock exchange has no impact on our net income as losses are allocated solely to the minority owners. Please refer to the section titled "Segment Information" for further information.

"The economic climate in the first quarter provided a strong catalyst for growth in the options industry and ISE remained at the forefront of this growth," said David Krell, ISE's President and Chief Executive Officer. "The volatility in the financial markets spurred additional demand for options, and ISE continued to meet this demand with new and innovative products that address and anticipate the needs of investors. The cyclical trends that we have witnessed in the financial markets, together with the ongoing secular growth that we have experienced, bode well for the options industry," said Krell.

"We remain focused on realizing the organic growth opportunities in our options business, while expanding into new geographic markets and complementary asset classes. We recently announced our plans to launch a new derivatives exchange, DEX(TM), in partnership with the TSX Group. DEX is our first venture outside of the U.S. markets and we expect to begin operations in March 2009. In launching this new business, we will be able to trade options, futures and options on futures on a variety of Canadian securities."

"We are also excited about our latest product, ISE FX Options(TM), which we launched earlier this month. The foreign exchange market continues to post impressive growth rates, and we are optimistic that there is significant untapped demand for this asset class. ISE FX Options provides investors with effective risk management strategies and new trading opportunities within the growing foreign exchange asset class. Going forward, we will continue to introduce new products and new innovations, as we grow the overall market and garner our fair share of this business," concluded Krell.

First Quarter Results - Options Exchange

Income Statement

Revenues

Transaction fee revenues increased to $43.9 million from $36.9 million last year due to continued strong growth in trading volumes. Member fees and other revenues increased to $7.3 million from $5.6 million in the same period last year due to an increase in connectivity fees which are charged to market makers based on quote capacity usage. There was also an increase in connectivity fees from our subsidiary, Longitude, which was acquired in March 2006. Market data revenues decreased to $4.7 million from $5.1 million in the prior year quarter due to our lower market share of trades.

Cost of Revenues, Gross Margin

Cost of revenues for the first quarter decreased to $5.6 million from $6.0 million in the prior year quarter. Gross margin increased to $50.4 million from $41.6 million in the first quarter of 2006.

Expenses

Total expenses for the first quarter of 2007 increased to $23.6 million from $20.1 million in the first quarter of 2006. This increase was principally due to an increase in compensation and benefits expenses, in part attributable to higher stock-based incentive compensation. Technology and communications expenses increased to $4.3 million from $3.5 million due to increased network and capacity costs for our trading system. Professional fees increased to $1.7 million from $1.3 million due to higher legal fees. Marketing and business development expenses decreased to $0.5 million from $0.6 million due to the timing of marketing programs. Depreciation and amortization increased to $1.7 million from $1.5 million due to higher amortization expense of the assets of Longitude.

Income, Margins and Taxes

Our pre-tax income for the first quarter of 2007 increased 28.1% to $29.5 million from $23.1 million last year. Interest and investment income increased to $2.8 million from $1.6 million primarily due to interest income from higher cash balances.

Our pre-tax margin for the first quarter increased to a record 58.6% from 55.5% last year.

Our tax rate decreased to 43.5% from 44.0% in the first quarter of 2006 due to lower tax rates on our invested cash.

Net income for the first quarter increased 29.2% to $16.7 million from $12.9 million in the prior year quarter.

Consolidated Balance Sheet

As of March 31, 2007, ISE had cash and cash equivalents and investments in securities of $289.8 million, total assets of $402.0 million, and stockholders' equity of $274.5 million. The Company recorded minority interest of $33.3 million as of March 31, 2007, which represents interests of minority shareholders in the ISE Stock Exchange. Included in cash and cash equivalents is $34.8 million from the ISE Stock Exchange which is reserved for its use. There were approximately 38.2 million shares of common stock outstanding.

First Quarter Business Highlights - Options Exchange

  ISE was the largest equity options exchange for the first quarter of 2007 based on total equity options trading.

  On January 9, 2007, ISE's Board of Directors declared a quarterly dividend of $0.05 per outstanding share of its Class A Common Stock payable on March 30, 2007 to holders of record as of the close of business on March 23, 2007.
  On February 12, 2007, ISE completed the initial rollout of its Second Market for options. Approximately 700 options classes now trade in the Second Market. ISE also announced the addition of three Second Market Competitive Market Makers (CMMs(R)): Lehman Brothers Inc., DC Trading Partners LLC and Monadnock Capital Management, LP. The total number of Second Market CMMs is now thirteen.
  On February 21, 2007, ISE launched an enhanced version of ISEE Select(TM), its customized sentiment data offering. New features include the ability to chart intraday and historical sentiment values as well as the capability to download the historical values for further analysis. ISE also announced that OptionsDevil, Schaeffer's Investment Research, SentimenTrader, and Terra Nova Financial, LLC joined the ISEE Select marketing alliance.
  On February 26, 2007, ISE entered into an agreement with First Trust Advisors L.P. to create and list Exchange-Traded Funds (ETFs) on three proprietary ISE indexes. First Trust plans to develop ETFs based on the ISE Water Index (underlying index ticker: HHO), ISE-Revere Natural Gas Index (underlying index ticker: FUM), and ISE ChIndia Index (underlying index ticker: to be determined).
  On February 27, 2007, ISE set a new record daily trading volume of 5,531,875 equity and index options contracts. Trading volume in the Nasdaq-100 Index Tracking Stock (QQQQ) also reached a new high of 1,032,296 contracts.
  On March 5, 2007, ISE and TSX Group announced the creation of DEX(TM), a new Canadian derivatives exchange. DEX, which is scheduled to begin operations in March 2009, will be owned 52% by TSX Group and 48% by ISE and will list and trade options, futures and options on futures on a range of Canadian securities.
  On March 9, 2007, ISE traded its 2 billionth options contract. This trade, which was in the Nasdaq-100(R) Trust Shares (QQQQ), took place between Penson Financial Services, Inc. and Ronin Capital, LLC.
  On March 27, 2007, ISE announced a partnership with Optionetics, Inc., a recognized leader in options education, in a joint effort to educate retail investors about ISE FX Options(TM). Optionetics will incorporate information and trading strategies for ISE FX Options into its two-day seminar series, Trading the Foreign Exchange Markets, which are executed by its affiliate, FX Trading Education Corp. (FXTE).
  On March 28, 2007, ISE announced that Timber Hill LLC, the market making subsidiary of Interactive Brokers, will serve as the Primary Market Maker (PMM(R)) for the first four currency pairs of ISE FX Options that will be listed on the Exchange. Additionally, Citigroup Derivatives Markets Inc., Lehman Brothers Inc., and Optiver US, LLC will act as Competitive Market Makers (CMMs(R)) in a variety of the products. Trading will initially take place in the following four currency pairs: USD/EUR (Symbol: EUI), USD/GBP (Symbol: BPX), USD/JPY (Symbol: YUK), and USD/CAD (Symbol: CDD).

First Quarter Business Highlights - Stock Exchange

  On January 24, 2007, the ISE Stock Exchange added all of the securities that comprise the S&P 1500 to its fully-displayed stock market. Additionally, the ISE Stock Exchange now offers full route-out capabilities to prevent trade-throughs.
  On February 5, 2007, ISE announced that Lava Trading Inc. added the ISE Stock Exchange as an equity execution destination. Lava joins other trading solutions providers connected to the ISE Stock Exchange, including InstaQuote, MIXIT, Neovest, Portware, Orc Software, and Order Execution Services.
  On February 13, 2007, ISE completed the rollout of its fully-displayed stock market for the ISE Stock Exchange. Traders can now access approximately 6,000 National Market System (NMS) securities through both ISE's non-displayed liquidity pool, MidPoint Match(TM) and its displayed market.
  On March 5, 2007, the Regulation NMS Order Protection Rule went into effect for exchanges. The ISE Stock Exchange was created to operate most effectively in a Reg NMS environment and was fully compliant prior to the March effective date.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Revenues:
Transaction fees	$ 44,478	$36,867
Member fees and other	7,117	5,622
Market data	4,809	5,055
Total revenues	56,404	47,544

Cost of revenues:
Activity remittance fees	4,079	4,345
License fees, liquidity rebates, and brokerage fees	1,829	1,625
Total cost of revenues	5,908	5,970

Gross margin	50,496	41,574

Expenses:
Compensation and benefits	15,071	11,368
Technology and communications	4,563	3,518
Occupancy	1,461	1,318
Professional fees	2,080	1,628
Marketing and business development	784	622
Depreciation and amortization	1,866	1,517
Other	1,417	1,033
Total direct expenses	27,242	21,004
Reorganization	-	24
Total expenses	27,242	21,028

Operating income	23,254	20,546

Interest and investment income	3,233	1,611
Minority interest	3,040	-
Income before provision for income taxes	29,527	22,157

Provision for income taxes	12,843	9,739
Net income	$ 16,684	$12,418

Earnings per share:
Basic	$ 0.44	$ 0.33
Diluted	$ 0.42	$ 0.32

Weighted average number of shares outstanding:
Basic	38,137	37,102
Diluted	40,095	39,254
INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

			Three Months Ended
			March 31,
			2007	2006

Cash flows from operating activities:
Net income			$16,684	$12,418
Adjustments to reconcile net income to cash provided by/(used in) operating activities:
Depreciation and amortization			1,866	1,517
Minority interest			(3,040)	2,882
Stock based compensation			2,991	2,024
Deferred taxes			1,644	1,136
Unrealized gain on securities owned and available for sale securities, net			(32)	(296)
Excess tax benefits from share-based payment arrangements			(2,366)	(3,314)

(Increase)/decrease in operating assets:
Accounts receivable, net			(6,527)	(4,329)
Income tax receivable			3,013	370
Securities owned			1,323	2,033
Other assets			(3,064)	578
Increase/(decrease) in operating liabilities:
Accounts payable and accrued expenses			(247)	(1,462)
Compensation and benefits payable			(8,398)	(4,998)
Income tax payable			-	(372)
Deferred revenue			(393)	677
Payment for order flow payable			1,624	(2,189)
Other liabilities			(208)	(177)
Net cash provided by operating activities			4,870	6,498

Cash flows from investing activities:
Purchase of fixed assets			(3,158)	(852)
Purchase of intangible assets			-	(2,000)
Purchase of available for sale securities			(7,979)	-
Maturities of available for sale securities			-	4,973
Net cash (used in)/provided by investing activities			(11,137)	2,121

Cash flows from financing activities:
Dividend			(1,941)	(1,894)
Proceeds from options exercised			266	294
Share repurchase			(4,195)	(1,971)
Excess tax benefits from share-based payment arrangements			2,366	3,314
Net cash used in financing activities			(3,504)	(257)

(Decrease)/Increase in cash and cash equivalents			(9,771)	8,362
Cash and cash equivalents, beginning of period			200,015	170,927
Cash and cash equivalents, end of period			$190,244	$179,289
INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 190,244	$ 200,015
Accounts receivable, net	41,342	34,815
Income tax receivable	8,997	9,644
Securities owned	67,906	60,090
Other current assets	5,475	2,415
Total current assets	313,964	306,979

Securities owned	31,616	32,724
Fixed assets, net	30,443	29,009
Deferred tax asset, net	20,288	21,932
Other assets	5,643	5,781
Total assets	401,954	396,425

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	19,183	19,430
Compensation and benefits payable	4,055	12,453
Deferred revenue	6,015	5,129
Payment for order flow payable	11,886	10,262
Total current liabilities	41,139	47,274

Deferred revenue	49,675	50,954
Other liabilities	3,401	3,609
Total liabilities	94,215	101,837

Minority interest	33,283	36,323

STOCKHOLDERS' EQUITY	274,456	258,265

Total liabilities, minority interest and stockholders' equity	$ 401,954	$ 396,425

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
KEY STATISTICAL INFORMATION - OPTIONS BUSINESS

	Three Months Ended
	March 31,
	2007	2006
Trading Days	61	62
Average daily trading volume (1) (2)
Equity and Index Options
Total U.S. industry equity and index options traded (in thousands)	9,990	7,828
Our equity and index options traded (in thousands)	2,773	2,384
Our market share of equity and index options traded	27.8%	30.5%
Equity Options
Total U.S. industry equity options traded (in thousands)	9,033	7,202
Our equity options traded (in thousands)	2,728	2,356
Our market share of equity options traded	30.2%	32.7%
Index Options
Total U.S. industry index options traded (in thousands)	957	626
Our index options traded (in thousands)	45	28
Our market share of index options traded	4.7%	4.5%
Our member total trading volume (sides, in thousands): (3)
Account type:
Customer	141,620	127,302
Firm proprietary	47,089	32,232
Market maker	149,680	136,097
Total Sides	338,389	295,631
Our market share of total industry trading: (4)
Customer	29.4%	32.1%
Firm proprietary	23.6%	24.9%
Market maker	27.9%	30.6%
Revenue:
Average transaction fee per side (5)	$0.130	$0.125
Average cost of transaction fee per side (6)	($0.016)	($0.020)
Average net transaction fee per side (6)	$0.113	$0.105
Average transaction fee per revenue side (7)	$0.174	$0.176
Our trades:(8)
Average contracts per trade	18.5	16.2
Average trades per day (in thousands)	150.1	147.2
Total trades (in thousands)	9,156	9,126
Our market share of industry trade volume	31.7%	33.8%
Our listed issues: (9)
Average number of issues traded during the period	1,643	854
Our Members (average number trading during period)
PMMs	10	10
CMMs	147	142
EAMs	110	102
Total	267	254
Employees (period average)
Full-time equivalent (10)	182	189

(1) Represents single counted contract volume. For example, a transaction of 500 contracts on our exchange is counted as a single 500 contract transaction for purposes of calculating our volumes, even though we may receive transaction fees from parties on both sides of the transaction, one side of a transaction, or in some cases, neither side of a transaction.

(2) Our market share is calculated based on the number of contracts executed on our exchange as a percentage of total industry contract volume.

(3) Represents each side of a buy or sell transaction. For example, a transaction of 500 contracts on our exchange is counted as two sides of 500 contracts, representing a buy and a sell transaction. We generally do not charge our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products as well as options for listings in our Second Market.

(4) Represents our market share of total U.S. industry equity and index trading for members trading on our exchange based on contract trading volume.

(5) Average transaction fee per side is calculated by dividing our transaction fees by the total number of sides executed on our exchange. We generally do not charge our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products as well as options for listings in our Second Market. Comparing our average transaction fee per side to our average transaction fee per revenue side reflects the negative effect of our fee waivers or reductions on our revenues, on a per side basis.

(6) Average cost of transaction fee per side is calculated by subtracting cost of revenues from transaction fees, which we refer to as net transaction fees, and dividing the result by the total number of sides executed on our exchange.

(7) Our average transaction fee per revenue side reflects the transaction fee we charge to our market participants per our publicly available pricing schedules. These schedules were part of rule proposals that became effective upon filing pursuant to Section 19(b)(3)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Securities and Exchange Commission may abrogate such rule proposals within 60 days of filing if it determines that such action is necessary or appropriate in the public interest, for the protection of investors or otherwise in furtherance of the purposes of the Exchange Act.

(8) Members can have several contracts per trade. Trades represent the number of trades cleared through The Option Clearing Corporation, or the OCC. Market data revenue is generated on a per trade basis, not on a contract basis.

(9) By "issues" we mean the number of securities underlying our options. We trade multiple options series on each underlying security.
(10) Excludes full-time equivalent employees of ISE Stock Exchange, LLC, beginning April 2006.

Segment Information

We operate two segments - an options exchange segment and a stock exchange segment. Pursuant to the terms of our agreement with the strategic investors of the ISE Stock Exchange and in accordance with U.S. GAAP, we are the primary beneficiary of the ISE Stock Exchange and consolidated its financial results. We exercise a majority of the voting interest of the ISE Stock Exchange; however, all losses are allocated solely to the minority owners. Consolidation of the ISE Stock Exchange does not currently have any effect on our net results of operations and will not until it generates net profits. Therefore, consolidation increases our revenues and expenses to reflect 100% of the ISE Stock Exchange's results; however, these revenues and expenses are offset dollar-for-dollar by minority interest since we are not required to recognize any of its losses.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
(in thousands)
(unaudited)

	Three Months Ended				Three Months Ended
	March 31, 2007				March 31, 2006

	Options Exchange	Stock Exchange	Elimination	ISE Holdings	Options Exchange	Stock Exchange	ISE Holdings

Revenues:
Transaction fees	$ 43,885	$ 593	$ -	$ 44,478	$36,867	$ -	$36,867
Member fees and other	7,310	74	(267)	7,117	5,622	-	5,622
Market data	4,743	66	-	4,809	5,055	-	5,055
Total revenues	55,938	733	(267)	56,404	47,544	-	47,544

Cost of revenues:
Activity remittance fees	3,897	182	-	4,079	4,345	-	4,345
License fees, liquidity rebates, and brokerage fees	1,656	173	-	1,829	1,625	-	1,625
Total cost of revenues	5,553	355	-	5,908	5,970	-	5,970

Gross margin	50,385	378	(267)	50,496	41,574	-	41,574

Expenses:
Compensation and benefits	12,798	2,502	(229)	15,071	10,933	435	11,368
Technology and communications	4,271	296	(4)	4,563	3,460	58	3,518
Occupancy	1,260	221	(20)	1,461	1,277	41	1,318
Professional fees	1,697	383	-	2,080	1,278	350	1,628
Marketing and business development	537	247	-	784	622	-	622
Depreciation and amortization	1,729	147	(10)	1,866	1,509	8	1,517
Other	1,335	86	(4)	1,417	1,025	8	1,033
Total direct expenses	23,627	3,882	(267)	27,242	20,104	900	21,004
Reorganization	-	-	-	-	24	-	24
Total expenses	23,627	3,882	(267)	27,242	20,128	900	21,028

Operating income	26,758	(3,504)	-	23,254	21,446	(900)	20,546

Interest and investment income	2,769	464	-	3,233	1,611	-	1,611
Minority interest	-	3,040	-	3,040	-	-	-
Income before provision for income taxes	29,527	-	-	29,527	23,057	(900)	22,157

Provision for income taxes	12,843	-	-	12,843	10,144	(405)	9,739
Net income	$ 16,684	$ -	$ -	$ 16,684	$12,913	$ (495)	$12,418

Earnings Conference Call

ISE will host a conference call to discuss its first quarter 2007 results at 8:30 a.m. Eastern Time today. The conference call will be web cast and can be accessed on the Investor Relations section of ISE's web site at www.iseoptions.com. An investor presentation that will be referenced during the call will be posted to the web site. Investors can also listen to the conference call by calling (800) 599-9795 and dialing the participant passcode 90542572. An archived recording of the call will be available from 10:30 a.m. on April 25, 2007 until midnight on April 26, 2007 and can be accessed by calling (888) 286-8010 and dialing the participant passcode 98916666. An archived replay of the call will be available on the Investor Relations section of the Company's web site at www.iseoptions.com.

ISE Background

International Securities Exchange Holdings, Inc. (NYSE: ISE), through its subsidiaries, operates a family of innovative securities markets. ISE is founded on the principle that technology and competition create better, more efficient markets for investors and consists of an options exchange, a stock exchange and an alternative markets platform. ISE continually enhances its trading systems and develops new products to provide investors with the best marketplace and investment tools to trade smarter.

ISE developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully electronic US options exchange. Currently, ISE operates the largest U.S. equity options exchange and is among the leading options exchanges in the world. ISE offers index options, including a portfolio of proprietary index products, and enhanced market data products for sophisticated investors. ISE FX Options(TM) launched in the second quarter of 2007.

ISE Stock Exchange, launched in September 2006 with strategic partners, includes an innovative MidPoint Match(TM)platform which offers investors continuous price improvement. MidPoint Match was integrated with a fully displayed Best Bid Offer market in the fourth quarter of 2006.

ISE's alternative markets business currently consists of an events market trading platform known as Longitude. Longitude's patented and proprietary technology provides a unique parimutuel structure for derivatives auctions which results in greater trading and pricing flexibility for market participants.

For more information about ISE and its options exchange, visit www.iseoptions.com and for more information about ISE Stock Exchange, visit www.isestock.com. Additionally, to learn more about ISE alternative markets technology, visit www.longitude.com.

CONTACT:

Media:

Molly McGregor

International Securities Exchange

+1-212-897-0275

mmcgregor@iseoptions.com

Investors:

Thomas Gibbons

International Securities Exchange

+1-212-897-8167

tgibbons@iseoptions.com

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q.

-ISE-